EXHIBIT 10.13
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                             FIVE YEAR CAPITAL NOTE

$2,800,000.00                                                 June 13, 2003

FOR  VALUE  RECEIVED   American  Indian  CigCo,  LLC  and  CigCo-EPIC   Venture,
(hereinafter called "MAKER"), hereby promise to pay to the order of the Cyco.Net, Inc., or Assigns (hereinafter called "PAYEE" whether one or more), at Albuquerque, New Mexico or at such other address as the Payee may designate from time to time in writing to Maker, the principal sum of TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS ($2,800,000.00) pursuant to a Finance Agreement attached hereto, as follows:

[] Maker to pay seven percent (7%) of the Principal Amount of $2,800,000 of the Obligation to Payee annually in arrears for a period of one (1) year beginning July 31, 2004 and continuing each July 31 until paid

[] Maker to pay the  Principal  Amount of Two  Million  Eight  Hundred  Thousand
   Dollars ($2,800,000) at the end of the fifth year-the Maturity Date.

[] Maturity Date of the Principal Amount is July 31, 2008

      All past due payments due on this Note shall bear interest at the rate of ten percent (10%) per annum from maturity until paid. All sums called for, payable, or to be paid hereunder shall be paid in lawful money of the United States of America, which at the time of payment is legal tender for the payment of public and private debts therein.
      In the event of a default in the timely payment of any amount due hereon, in whole or in part, that remains uncured for a period of fifteen (15) days or more after the giving by the holder of this Note to Maker or Purchaser herein of a written notice setting forth the details of such default, then the Holder of this Note shall have right and option, at any time after the end of such fifteen
(15) day period, in addition to any and all other rights, remedies or recourses available to it, to declare the unpaid principal balance and accrued interest on the Note at once due and payable. Time is of the essence with respect to payment on this Note.
      Any notice required or permitted to be given hereunder by one party to the other shall be in writing and the same shall be given and shall be deemed to have been served and given if delivered in person to the address set forth hereinafter for the party to whom the notice is given, or if placed in the United States, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party at that address hereinafter specified. The address of the Payee for all purposes under this Note and all notices hereinafter shall be 4201 Yale Blvd., N. E., Suite G, Albuquerque, New Mexico 87107. The address of the Maker for all purposes under this Note and for all notices hereunder shall be: 800 Gold Ave. S. W., Albuquerque, NM 87102.
      Either party may designate another address within the forty-eight (48) contiguous states of the United States of America for all purposes of the Note by giving the other party not less than fifteen (15) days advance written notice of such change of address in accordance with the provisions hereof.
      If, after default, the Note is placed in the hands of an attorney for collection, or is collected through the probate court, bankruptcy court, or by any other legal or judicial proceedings, then Maker shall pay the reasonable attorneys fees of the Holder of this Note. This is a non-recourse note.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date and year above first written.

                              MAKER

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                                    BY:   AMERICAN CIGCO, LLC

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                                    BY:   CIGCO-EPIC VENTURE